Research Roundup...data summarized on more than 17,000 head

How Quality Relates to

Feedyard Performance

By Brian Bertelsen, VP, Field Operations

In the May USPB UPDATE, we summarized feedlot closeout and grid performance of steer lots that was reported by Professional Cattle Consultants (PCC). This month, we look at another data set, this time with individual animal data in the feedyard and on the rail.

C.D. Reinhardt, from Kansas State University, and coworkers analyzed another set of real-world data from 17,919 individual Angus steers fed at a single commercial USPB Qualified Custom Feedlot between 1997 and 2007.

The bottom line of this analysis is similar to the PCC work. Feed-yard performance does not have to be sacrificed in order to achieve Quality. In fact, feeding cattle with genetic potential for marbling to a higher degree of finish endpoint can result in more total pounds of carcass weight and better Quality Grade, which creates more total value on our grid. Notice also, the effect of sorting and good individual animal management on the results of this KSU summary.

Steers were weighed individually during initial processing. Final body weight was determined by individual carcass weight divided by the yield, or dressing percentage, of the group they were marketed in. This allowed for determination of individual average daily gain (ADG). The implant program was a mild estrogenic implant (Ralgro) upon arrival followed by a combination estrogenic/androgenic implant (Revalor-S) approximately 70 days before expected harvest date.

Calves were fully preconditioned at the ranch of origin and some were backgrounded prior to arrival at the feedyard. As a result, these calves were heavier, averaging 788 pounds, compared to typical steer calves in the industry which tend to be much lighter.

Animals were visually sorted by degree of finish by the feedlot general manager 60 to 80 days after final implant for selection of the first draft to be harvested. Those not selected and shipped for the first sort were re-evaluated two to three weeks later with a final (third) sort shipped two to three weeks after the second draft. Cattle that were visually estimated to be a Yield Grade 3 (approximately 0.5 inch of backfat) were selected for shipment in each draft.

Data for steer calves was first grouped into ranges of placement weight for only those with zero treatments (pulls) for health. As placement weight increased, final body weight, carcass weight and daily gain increased linearly and days on feed decreased linearly. Statistically, as placement weight increased, Quality Grade increased but the range was only 3.5 percentage points.

Yield Grade was very similar across placement weight. Both Quality and Yield Grades were similar across placement weights because cattle were individually sorted and selected for harvest by body composition.

Only 7.7% of all cattle were treated. Data was sorted and grouped by zero, one, two and three or greater number of times treated. Placement weight, final weight, carcass weight, daily gain, Quality Grade and Yield Grade all decreased with an increase in number of times treated.

Table 1 summarizes individual data from untreated cattle, sorted by Quality Grade. As Quality Grade improved, placement weight, final weight, carcass weight, daily gain and Yield Grade all increased and days on feed decreased. However, performance was numerically similar between Prime, Choice and Select, but dramatically dropped for those that were Ungraded.

The relationship of fewer days on feed with higher Quality Grade was likely due to the homogeneous nature of the type of cattle included. The authors suggested that higher grading cattle likely had greater

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No Class A units have sold in fiscal year 2012

USPB Class B Units Sell

In June 2012, the sale of 1,445 Class B units, in nine transactions, was completed for an average price of $186.99 per unit. During fiscal year 2012, 2,172 Class B units have sold for an average price of $182.97 per unit. Complete listings of “matches” for all classes of USPB units can be viewed at www.AgStockTrade.com. Matches do not constitute a completed transaction until the conditions for closing have been met.w

Benchmark Performance Data Table

Cattle Harvested in KS Plants 05/27/12 to 06/23/2012
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	65.14	65.68
Prime	2.39	4.50
CH & PR	72.61	82.51
CAB	21.91	30.89
BCP	16.81	19.58
Ungraded	0.90	0.43
Hard Bone	0.22	0.03
YG1	13.30	9.11
YG2	39.83	38.19
YG3	38.07	43.23
YG4	8.27	9.08
YG5	0.53	0.38
Light Weight	0.34	0.11
Heavy Weight	4.06	3.18
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$28.82	$45.01
Yield Benefit	$30.27	$43.06
Yield Grade	-$2.75	-$3.38
Out Weight	-$5.87	-$4.43
ASV	$14.12	$23.58
Natural	$3.28	$8.62
Total Premium	$67.87	$112.46

Did You Know...

✓USPB has adjusted its Age and Source Verified (ASV) premium to $35 per head from July 2 through December 29, 2012. Cattle delivery projections are required from feedyards who want to receive USPB’s ASV premium.

✓As a result of moving the company’s fiscal year to a calendar year, U.S. Premium Beef’s fiscal year 2012 annual meeting will be conducted in Kansas City, MO, at the Airport Hilton on March 26, 2013. A pre-annual meeting reception will be held on the evening of March 25 at the Airport Hilton.

✓If you have delivery rights you do not plan on using in delivery year 2012, which ends August 25, and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

How Quality Relates to Feedyard...			continued from page 1

daily feed intake which resulted in their superior ADG and greater fat deposition.

Table 2 lists similar data from the USPB database. This summary includes both steer and heifer carcasses harvested from 2002 through 2007. Initial weight and days on feed data was taken from the data for the USPB lot that each animal was in, since individual animal data was unavailable. The USPB trends for initial weight and days on feed were different than that reported by Reinhardt. This could be due to the inclusion of heifers, or because the data is by lot instead of by individual.

It is dramatic to see the economics. Quality Grade has the most impact on the price per cwt on our grids. Additionally,

Table 1. Quality Grade Effects. Reinhardt, et.al.

	Prime	Choice	Select	UG
Head	314	9,008	4,336	141
Initial Weight, lbs	814	791	787	778
Final Weight, lbs	1,279	1,281	1,268	1,232
Ave Daily Gain, lbs	3.51	3.66	3.55	3.20
Days on Feed	134	136	139	145
# Treatments[a]	0.09	0.20	0.31	0.27
Hot Carcass Wt, lbs	822	825	818	794
Ave. Yield Grade	2.99	2.94	2.74	2.31
YG 1 & 2, %	18.9	20.9	35.7	59.4
YG 3, %	63.9	64.0	52.4	32.5
YG 4 & 5, %	17.1	15.1	11.9	8.1

[a]Includes all health treatments for ALL steers. Treated animals were removed from analysis of all other variables.

Ungraded carcasses are lighter, resulting in even less total dollars per head.

Table 3 contains the Yield Grade summary reported by Reinhardt. Only 2% of all steers were either Yield Grade 1 or 5. Cattle with higher, or fatter, Yield Grades had fewer treatments. In untreated animals, as Yield Grade increased, final weight, carcass weight, ADG, days on feed and Quality Grade also increased. Steers that were Yield Grade 3 had 16.9 percentage points more Choice or higher carcasses than those that were Yield Grade 1 or 2. However, steers

Table 2. Quality Grade Effects—USPB 2002-2007.

	Prime	Choice	Select	UG
Initial Weight, lbs	684	706	714	722
Days on Feed	175	163	160	160
Hot Carcass Wt, lbs	785	796	791	771
Ave. Yield Grade	3.10	2.90	2.57	2.25
YG 1 & 2, %	14.3	24.3	45.3	60.9
YG 3, %	63.1	60.8	47.1	33.6
YG 4 & 5, %	22.7	14.9	7.6	5.5
$/cwt carcass	155.72	137.65	125.59	111.40
Total $/head	1,221.79	1,095.36	993.94	857.78
Table 3. Yield Grade Effects. Reinhardt, et.al .
	YG 1,2	YG 3	YG 4,5
Head	4,145	9,912	2,156
Initial Weight, lbs	791	794	789
Final Weight, lbs	1,261	1,287	1,321
Ave Daily Gain, lbs	3.57	3.68	3.79
Days on Feed	133	136	143
# Treatments[a]	0.34	0.19	0.13
Hot Carcass Wt, lbs.	811	829	849
Prime, %	1.7	2.4	2.9
Premium Choice, %b	14.9	25.2	1.3
Choice & Prime, %	59.2	76.1	78.1
Select, %	38.7	23.4	21.5
Ungraded, %	2.1	0.5	0.4
Average YG	1.95	3.00	4.04

[a]Includes all health treatments for ALL steers in the trial. Treated animals were removed from analysis of all other variables.

[b]Premium Choice = qualified for Certified Angus Beef® or Sterling Silver®. Majority of these animals were harvested using the old CAB specifications.

that were Yield Grade 4 or 5 had just two percentage points more Choice or higher carcasses than those that were Yield Grade 3.

Within the USPB database, we see the same trends. Table 4 lists a Yield Grade summary for USPB steers and heifers from 2002 through 2007. Just like the KSU data, as Yield Grade increases, so does Quality Grade and carcass weight. However, in the USPB data, these trends are even more dramatic.

It is also interesting to see the differences in economics on the USPB grid. Yield Grade 4 carcasses had the lowest price per cwt, but the second highest total dollars per head due to their superior carcass weight.

Once again, it is reassuring to know that USPB producers can strive to produce high quality carcasses that command a premium on our grids without sacrificing live animal performance in the feedyard. For more information, please visit “Brian’s blog” on the USPB website to read the full article from Dr. Reinhardt.w

Table 4. Yield Grade Effects—USPB 2002-2007.

	YG 2	YG 3	YG 4
Initial Weight, lbs	711	707	702
Days on Feed	162	162	166
Hot Carcass Wt, lbs	779	796	821
Prime, %	1.7	3.7	5.7
CAB, %	13.5	24.8	4.8
Choice & Prime, %	56.9	75.2	82.3
Select, %	41.7	24.4	17.5
Ungraded, %	1.4	0.4	0.2
Average YG	2	3	4
$/cwt carcass	132.68	136.55	131.37
Total $/head	1,033.89	1,086.40	1,077.72